Exhibit 99.1

Humanigen Reports Third Quarter and Nine Months Ended September 30, 2020 Financial Results

-Underwritten Public Offering and Nasdaq Listing Completed in September 2020

-Positive Phase 3 Interim Analysis Reported with an Estimated 37 percent More Recoveries Observed in the Lenzilumab Arm Versus Current Standard of Care

Burlingame, CA – November 11, 2020 – Humanigen, Inc., (HGEN) (“Humanigen”), a clinical stage biopharmaceutical company focused on preventing and treating an immune hyper-response called ‘cytokine storm’ with its lead drug candidate lenzilumab™, today reported financial results for the third quarter and nine months ended September 30, 2020, provided an overview of recent accomplishments and issued spending expense guidance for the remainder of 2020.

“We’ve achieved many important milestones in the third quarter, including completing a public offering to begin trading on Nasdaq, being selected for the National Institutes of Health’s ACTIV-5/Big Effect Trial, strengthening our management team, adding clinical trial sites in Brazil for our Phase 3 clinical trial of lenzilumab in patients with COVID-19, and expanding our manufacturing capacity with new agreements with Catalent and Thermo Fisher,” said Cameron Durrant, MD, MBA, chief executive officer of Humanigen. “For the last two months of 2020, we remain focused on enrollment of the Phase 3 trial of lenzilumab for patients hospitalized with COVID-19, in which we recently announced a positive analysis of interim Phase 3 data. As enrollment continues for this trial within the United States and in Brazil, we anticipate applying for an EUA in the first quarter of 2021. I’m pleased with how our team has remained dedicated to advancing promising therapeutics for cytokine storm and would like to thank the dedicated health care providers and essential workers who continue to expose themselves to risk during this pandemic.”

Third Quarter 2020 Review and Recent Corporate Updates

•	Completed an underwritten public offering and uplisted to the Nasdaq Capital Market in September 2020. Humanigen raised net proceeds of approximately $72.7 million from the sale of 9,200,000 shares in the offering, including 1,200,000 shares sold upon the full exercise by the underwriters of their over-allotment option, after deducting the underwriting discounts and commissions and estimated offering costs.
•	Announced execution of a Cooperative Research and Development Agreement (CRADA) with the Department of Defense (DoD) in support of Operation Warp Speed (OWS) to support the development of lenzilumab as a potential treatment for patients with COVID-19.
•	Released an interim analysis of blinded data safety monitoring board data from the Phase 3 study suggesting that lenzilumab had a clinically meaningful impact on patient recovery, with an estimated 37 percent more recoveries observed in the lenzilumab arm of the randomized, placebo-controlled, double-blinded study versus current standard of care which includes antivirals and steroids.
•	Selected to take part in the ACTIV-5 “Big Effect Trial” funded by the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH) to evaluate the combination of lenzilumab and remdesivir on treatment outcomes versus placebo and remdesivir in hospitalized COVID-19 patients. The trial is currently enrolling up to 100 patients in each arm of the study with an interim analysis for efficacy after 50 patients have been enrolled in each arm.
•	Published a case-control study in the Mayo Clinic Proceedings Journal that demonstrate that an 80% reduction in relative risk of invasive mechanical ventilation (IMV) and/or death for patients treated with lenzilumab compared to the matched control group.
•	Strengthened our management team with the addition of Dr. Dale Chappell as chief scientific officer, David Tousley as chief accounting and administrative officer, Timothy Morris as chief operating officer and chief financial officer, Bob Atwill as head of Asia-Pacific region and Edward Jordan as chief commercial officer.
•	Expanded manufacturing capabilities for lenzilumab with supply agreements with Catalent Biologics, Lonza and Thermo Fisher.

Third Quarter 2020 Financial Results

Net loss for the three months ended September 30, 2020 was $30.8 million or $0.71 per share as compared to $2.4 million or $0.11 per share for the third quarter of 2019. The increase in net loss for the quarter was primarily due to an increase in research and development expenses of $21.9 million from $0.5 million for the three months ended September 30, 2019 to $22.4 million for the three months ended September 30, 2020. The increase is primarily due to reservation fees, technology transfer expenses and material manufacturing costs of lenzilumab for the Phase 3 clinical study and in anticipation of filing for an Emergency Use Authorization (EUA) in 2021 and increase in enrollment in the Phase 3 clinical trial related to lenzilumab in hospitalized patients with COVID-19. The increase in the net loss for the third quarter of 2020 was also due an increase in general and administrative expenses of $6.8 million to $8.3 million from $1.5 million for the three months ended September 30, 2019. The increase is primarily due to increased compensation costs including stock based compensation expense related to the hiring of a chief operating and financial officer and a chief commercial officer, an increase in bonus expense upon the completion of certain corporate milestones, and an increase in legal, accounting and public and investor relations expenses in preparation for the listing on Nasdaq including a non-cash charge of $1.9 million for warrants issued to certain consultants which became exercisable upon the completion of the listing on Nasdaq.

Nine months ended September 30, 2020 Financial Results

Net loss for the nine months ended September 30, 2020 was $57.2 million or $1.79 per share as compared to $8.3 million or $0.37 per share for the first nine months of 2019. The increase in net loss for the period was due to an increase in research and development expenses of $42.1 million to $44.2 million from $2.1 million for the nine months ended September 30, 2019. The increase is primarily due to material manufacturing costs of lenzilumab for the Phase 3 clinical study and the initiation in May of 2020 of the Phase 3 clinical trial for lenzilumab in hospitalized patients with COVID-19. The increase in the net loss for the nine months ending September 30, 2020 was also due to an increase in general and administrative expenses of $6.6 million to $11.7 million from $5.1 million for the nine months ended September 30, 2019. The increase is primarily due to increased compensation costs including stock based compensation expense related to the hiring of function heads in the third quarter of 2020 and increased bonus expense upon the completion of certain corporate milestones, and an increase in legal, accounting and public and investor relations expenses in connection with for the listing on Nasdaq.

Cash and cash equivalents

Net cash used in operating activities, net of balance sheet changes, was $23.0 million for the third quarter of 2020. In the third quarter of 2020 the company raised $72.7 million in net proceeds from its underwritten public offering of common stock. As of September 30, 2020, the Company had cash and cash equivalents of $91.4 million.

Expense Guidance for the Fourth quarter and Full Year 2020

We expect our expenses to continue to increase significantly in the remaining three months of 2020 as a result of securing additional manufacturing capacity for the production of lenzilumab, the expansion of enrollment of patients and sites for the clinical trials for COVID-19 and the initiation of commercial preparation activities in anticipation of submitting an EUA in the first quarter of 2021.

“Spending for the third quarter 2020 was higher than consensus due to an increase in manufacturing expenses as we secured additional capacity for lenzilumab to support the clinical trials and prepare for the filing for the EUA early next year. R&D expense may double as we expand the Phase 3 clinical study and continue the production of lenzilumab in the fourth quarter 2020,” commented Timothy E. Morris, chief operating and financial officer of Humanigen. “Our current cash balance is sufficient to complete the phase 3 trial and file the EUA. Now that we are part of Operation Warp Speed and following the announcement of the CRADA, we will explore the possibility of financial assistance from the US government to support development of lenzilumab.”

A summary of key financial highlights as of and for the periods ended September 30, 2020 and 2019 is as follows ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Research and development	$22,416	$549	$44,218	$2,142
Selling, general and administrative	8,331	1,497	11,685	5,122

Loss from operations	(30,747)	(2,046)	(55,903)	(7,264)

Net loss	$(30,751)	$(2,389)	$(57,240)	$(8,268)

Net loss per common share	$(0.71)	$(0.11)	$(1.79)	$(0.37)

Weighted average common shares	43,490,071	22,553,322	32,041,790	22,260,783

	September 30, 2020	December 31, 2019

Cash and cash equivalents	$91,431	$143

Current assets	$92,049	$452

Current liabilities	14,869	13,594

Working Capital	$77,180	$(13,142)

About Humanigen, Inc.

Humanigen, Inc. is developing its portfolio of clinical and pre-clinical therapies for the treatment of cancers and infectious diseases via its novel, cutting-edge GM-CSF neutralization and gene-knockout platforms. We believe that our GM-CSF neutralization and gene-editing platform technologies have the potential to reduce the inflammatory cascade associated with coronavirus infection. The company’s immediate focus is to prevent or minimize the cytokine release syndrome that precedes severe lung dysfunction and ARDS in serious cases of SARS-CoV-2 infection. The company is also focused on creating next-generation combinatory gene-edited CAR-T therapies using strategies to improve efficacy while employing GM-CSF gene knockout technologies to control toxicity. In addition, the company is developing its own portfolio of proprietary first-in-class EphA3-CAR-T for various solid cancers and EMR1-CAR-T for various eosinophilic disorders. The company is also exploring the effectiveness of its GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, bispecific or natural killer (NK) T cell engaging immunotherapy treatments to break the efficacy/toxicity linkage, including to prevent and/or treat graft-versus-host disease (GvHD) in patients undergoing allogeneic hematopoietic stem cell transplantation (HSCT). Additionally, Humanigen and Kite, a Gilead Company, are evaluating lenzilumab in combination with Yescarta® (axicabtagene ciloleucel) in patients with relapsed or refractory large B-cell lymphoma in a clinical collaboration. For more information, visit www.humanigen.com.

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual events or results may differ materially from those contained in the forward-looking statements. Words such as "will," "expect," "intend," "plan," "potential," "possible," "goals," "accelerate," "continue," and similar expressions identify forward-looking statements, including, without limitation, statements regarding our expectations for the Phase 3 study and the potential future development of lenzilumab, our pathway to and estimated timing for our intended submission for an Emergency Use Authorization from FDA, statements regarding our intention to seek financial assistance for the development of lenzilumab from the US government, and statements regarding the potential for lenzilumab to be used to prevent or treat GvHD and, as sequenced therapy with Kite’s Yescarta, in CAR-T therapies. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the risks inherent in our lack of profitability; our dependence on partners to further the development of our product candidates; the costs and the uncertainties inherent in the development, attainment of requisite regulatory approvals and launch of any new pharmaceutical product; the outcome of pending or future litigation; and the various risks and uncertainties described in the "Risk Factors" sections and elsewhere in the company's periodic and other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements made in this press release to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events, except as required by law.

CONTACTS:

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Cammy Duong

Westwicke, an ICR company

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203-682-8380

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Alan Lada

Solebury Trout

ALada@SoleburyTrout.com

617-221-8006